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                                                                   EXHIBIT 10.56

                              ANCILLARY AGREEMENT



         This Ancillary Agreement ("Agreement") dated as of the 18th day of December, 1997, is among Group 1 Automotive, Inc., a Delaware corporation ("Group 1") and the Persons listed on the signature pages hereof under the caption "Owners" (collectively, the "Owners").

                                   RECITALS:

         WHEREAS, the Owners are the owners of Prestige Chrysler Plymouth Northwest, LTD., Maxwell Chrysler Plymouth Dodge Jeep Eagle, LTD., and Prestige Chrysler Plymouth South, LTD. (collectively, the "Dealerships"); and

         WHEREAS, the Dealerships are franchised automotive retailers of Chrysler Corporation automotive products; and

         WHEREAS, Chrysler Corporation has initiated a program entitled "Project 2000" to realign and consolidate its various brands; and

         WHEREAS, Group 1 has entered into Purchase Agreements (the "Purchase Agreements") dated as the date hereof with the Owners to acquire the Dealerships for consideration which does not include the full value of the Dealerships; and

         WHEREAS, Group 1 recognizes that the implementation of Project 2000 has been initiated, but has not yet been completed, and Group 1 desires that the Dealerships complete the implementation of Project 2000 and that the Owners receive value for the completion of Project 2000 as additional consideration for their interests in the Dealerships.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements herein contained, the parties hereto hereby agree as follows:

         1. Certain Payment. Group 1 shall pay to the Owners and to David Kellerman the Ancillary Amount as soon as reasonably practicable after the determination of the Ancillary Amount. The "Ancillary Amount" shall be an amount equal to the difference of (a) the Ancillary Earnings, and (b) the Interim Payments; provided, however, that in no event shall the Ancillary Amount exceed $15,000,000. The "Ancillary Earnings" shall be an amount equal to the difference of (a) the product of (i) the Ancillary Incremental Income Increase, times (ii) 7.33, and (b) the sum of (i) the Capital Costs of implementation of the Changes resulting in the Ancillary Incremental Income Increase, plus (ii) $4,056,345. The "Ancillary Incremental Income Increase" shall be an amount equal to 0.60 times, the difference of (a) aggregate pre-tax income attributable to all Chrysler Corporation dealerships owned by Group 1 and operated by Thomas Nyle Maxwell, Jr. in Travis and Williamson counties, Texas for the first full calendar year after the completion of all Changes in Travis and Williamson counties, Texas, and (b) $4,989,462. "Changes" shall mean only acquisitions and dispositions of automotive franchises of Chrysler Corporation by the Dealerships, including the



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awarding of a new franchise point, and shall not include any image, building or site enhancements that may be included in the implementation of Project 2000. The Ancillary Incremental Pre-Tax Income Increase shall be determined from the final audited financial statements of Group 1 for the first full calendar year after the completion of all Changes in Travis and Williamson counties, Texas. "Capital Costs" shall include all costs incurred in acquiring new franchises (net of indebtedness incurred for flooring of vehicle inventory), moving franchises to alternate facilities, modification of facilities to accommodate expanded franchise operations, and compensation to owners of other Chrysler Corporation franchises in the market ( proceeds from the sale of any franchises, if any, shall be deducted in determining these incurred Capital Costs). Further, the aggregate pre-tax income after all Changes shall be determined by both parties as if the operations managed by Thomas Nyle Maxwell, Jr. were stand alone operations, before the effects of any management or overhead charges allocated from Group 1 or any cost savings attributable to the Group 1 relationship. "Interim Payments" shall mean the payments described in paragraph 2 below.

         2. Interim Payments. Group 1 agrees to pay to the Owners and to David Kellerman in the proportions set forth in Exhibit A upon completion of each transaction the following: (a) $2,000,000 upon the completion of the acquisition of a new metro add-point from Chrysler Corporation, and (b) $750,000 upon the completion of the acquisition of the first Jeep franchise for the Austin, Texas market (the payments described in (a) and (b) above are collectively referred to herein as the "Interim Payments"). The Interim Payments are non-refundable, regardless of the results of the computations contained in Section 1 above.

         3. Method of Payment. Payments under this Agreement shall be made in cash and Group 1 Common Stock in the proportions set forth in Exhibit A. For purposes of such calculation, the value of Group 1 Common Stock received by the Owners shall be the average closing price of Group 1 Common Stock on the New York Stock Exchange, as reported in the Wall Street Journal, for the five trading days immediately preceding the payment date.

         4. Term. This Agreement shall be effective as of the Closing Date of the Purchase Agreements, and shall terminate and be of no further force and effect if and when the Purchase Agreements are terminated without closing the transactions described therein.

         5. Character of Payment. Payments under this Agreement are additional consideration and additional purchase price for the Owners' interests in the Dealerships, and the parties agree to report such amounts on such basis for income tax purposes.

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         IN WITNESS WHEREOF, each of the parties have executed this Agreement as of the date first above written.

GROUP 1 AUTOMOTIVE, INC.                       OWNERS


By:    /s/ John T. Turner                      /s/ Thomas Nyle Maxwell, Jr.
    ------------------------------             --------------------------------
      John T. Turner                           Thomas Nyle Maxwell, Jr.
      Senior Vice President
                                               /s/ Thomas Nyle Maxwell, Sr.
                                               --------------------------------
                                               Thomas Nyle Maxwell, Sr.


                                               /s/ Clarence J. Kellerman
                                               --------------------------------
                                               Clarence J. Kellerman


                                               /s/ Albert Maxwell
                                               --------------------------------
                                               Albert Maxwell











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                                                                       EXHIBIT A




                          TNM, Jr.      CJK      TNM, Sr.        AM          DK
                          --------      ---      --------        --          --
Payment                    48.3%       23.9%       17.2%        7.6%        3.0%
Proportions

Payable:        Cash        50%         70%         70%         50%         50%

                Stock       50%         30%         30%         50%         50%












                                  Exhibit A-1